Exhibit 10.5

MASTER SERVICES AGREEMENT
This MASTER SERVICES AGREEMENT (this “Agreement”), dated as of September 25, 2017, is by and among (i) Teekay Corporation, a Marshall Islands corporation (“TKC”), on behalf of itself and any of its Affiliates which, as of the date of this Agreement or at any time hereafter for as long as this Agreement remains in effect, will provide services to Teekay Offshore Partners L.P., a Marshall Islands limited partnership (“TOO”) and its Subsidiaries, (ii) TOO, on behalf of itself and its Subsidiaries, and (iii) for purposes of Sections 2.2, 4.3, 6.1, 8.2, 9.1 and Article 10, Brookfield TK TOLP L.P. (“Investor”), a Bermuda limited partnership. TKC, TOO and Investor are sometimes referred to as the “Parties”. Reference is made to that certain Investment Agreement, dated as of July 26, 2017, by and among Investor and TOO (the “Investment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Investment Agreement.
WHEREAS, this Agreement is the Master Services Agreement referenced in the Investment Agreement and the entry into this Agreement is a condition precedent to Investor’s obligations to effect the Transactions and to effectuate the Closing;
WHEREAS, concurrently with the execution of the Investment Agreement, the Parties entered into a term sheet (the “Term Sheet”) with respect to this Agreement, which Term Sheet contained certain covenants and obligations of the Parties;
WHEREAS, after giving effect to the Closing of the transactions contemplated by the Investment Agreement, TKC is the beneficial owner of 51% of the issued and outstanding equity interests of Teekay Offshore GP L.L.C., a Marshall Islands limited liability company (“TOO GP”);
WHEREAS, TOO desires certain Persons to be transitioned to TOO, and TKC is willing to transition such Persons upon the terms and subject to the conditions set forth herein;
WHEREAS, TOO and TKC desire to set forth the general framework governing the provision of services between TOO and TKC from and after the date hereof; and
WHEREAS, each Party hereby acknowledges and confirms that such Party will, directly or indirectly, receive a substantial economic benefit as a result of the Transactions; NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereby agree as follows:
Article 1.
DEFINED TERMS
As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:
“Adjustment Calculations” shall have the meaning ascribed to such term in Section 2.3.

“Adjustment Dispute Notice” shall have the meaning ascribed to such term in Section 2.3.
“Alternative Transfer” shall have the meaning ascribed to such term in Section 2.2.
“Bankrupt” means, with respect to a Person, that (i) such Person has (A) made a general assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief from its debts under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of the nature of a bankruptcy proceeding or similar matter; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.
“Complaining Party” shall have the meaning ascribed to such term in Section 6.2.
“Confidential Information” shall have the meaning ascribed to such term in Section 7.02(a).
“Current Service Agreement” shall have the meaning ascribed to such term in Section 4.1.
“Current Services” shall have the meaning ascribed to such term in Section 4.1.
“Dedicated TNK Employee” shall have the meaning ascribed to such term in Section 3.4.
“Disclosing Party” shall have the meaning ascribed to such term in Section 7.02(a).
“Dispute” shall have the meaning ascribed to such term in Section 6.2.
“Dispute Notice” shall have the meaning ascribed to such term in Section 6.2.
“DOC” shall mean a document of compliance issued in accordance with the requirements of the International Maritime Safety Code and the relevant flag state government.
“DOC Issuance” shall have the meaning ascribed to such term in Section 2.1.
“Entity Transfer” shall have the meaning ascribed to such term in Section 2.2.
“Evaluation Period” shall have the meaning ascribed to such term in Section 4.3(a).
“FPSO” shall have the meaning ascribed to such term in Section 4.2(a).

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“Further Transition” shall have the meaning ascribed to such term in Section 5.1.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date hereof.
“Historic Practice” shall have the meaning ascribed to such term in Section 4.3(c).
“Indemnitee” shall have the meaning ascribed to such terms in Section 9.4.
“Indemnitor” shall have the meaning ascribed to such terms in Section 9.4(a).
“Initial Schedule 2 Entity Consideration Value” shall have the meaning ascribed to such term in Section 2.2.
“Investment Agreement” shall have the meaning ascribed to such term in the Preamble.
“Investor” shall have the meaning ascribed to such term in the Preamble.
“Losses” shall mean any claim, loss, liability, cost, damage, deficiency, assessment, fine, judgment, fee, cost or expense (including reasonable, duly-documented out-of-pocket legal fees and expenses and other reasonable, duly-documented out-of-pocket costs incurred in investigating, preparing and defending the foregoing).
“LP Agreement” shall mean the Fifth Amended and Restated Agreement of Limited Partnership of TOO, dated as of June 29, 2016, as amended, supplemented or otherwise modified.
“New Service Agreement” shall have the meaning ascribed to such term in Section 5.1.
“New Services” shall have the meaning ascribed to such term in Section 5.3.
“Parties” shall have the meaning ascribed to such term in the Preamble.
“Pre-Closing Service” shall have the meaning ascribed to such term in Section 3.2(e).
“Principal Representative” shall have the meaning ascribed to such term in Section 6.1.
“Receiving Party” shall have the meaning ascribed to such term in Section 7.02(a).
“Responding Party” shall have the meaning ascribed to such term in Section 6.2.
“Response” shall have the meaning ascribed to such term in Section 6.2.
“Schedule 1 Employees” shall mean the employees, consultants and contractors of those Persons listed on Schedule 1.
“Schedule 2 Employees” shall mean the employees, consultants and contractors of those Persons listed on Schedule 2.
“Schedule 2 Entities” shall mean those Persons listed on Schedule 2.
“Schedule 2 Entity Consideration Difference” shall have the meaning ascribed to such term in Section 2.3.
“Schedule 2 Entity Consideration Value” shall have the meaning ascribed to such term in Section 2.3.

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“Schedule 2 Entity Financial Statements” shall have the meaning ascribed to such term in Section 8.1.
“Schedule 3 Dedicated Employees” shall mean those employees, consultants and contractors of the Schedule 3 Entities who, as of the date of the Investment Agreement, spent substantially all of their business time dedicated to the TOO Business.
“Schedule 3 Entities” shall mean those Persons listed on Schedule 3.
“Schedule 3 Services” shall have the meaning ascribed to such term in Section 5.1.
“Schedule 3 Transferred Employee” shall have the meaning ascribed to such term in Section 3.1.
“Service Provider” shall have the meaning ascribed to such term in Section 4.1.
“Service Recipient” shall have the meaning ascribed to such term in Section 4.1.
“Shared Service Evaluation” shall have the meaning ascribed to such term in Section 5.1.
“Term Sheet” shall have the meaning ascribed to such term in the Preamble.
“Termination Costs” shall have the meaning ascribed to such term in Section 4.3(b).
“TKC” shall have the meaning ascribed to such term in the Preamble.
“TKC Entities” shall mean, collectively, TKC and its Subsidiaries (other than any TOO Entity).
“TKC Indemnitees” shall have the meaning ascribed to such term in Section 9.2.
“TNK” shall have the meaning ascribed to such term in Section 3.4.
“TNOL” shall mean Teekay Navion Offshore Loading Pte. Ltd.
“TNOL Service Agreements” shall have the meaning ascribed to such term in Section 4.2(b).
“TOO” shall have the meaning ascribed to such term in the Preamble.
“TOO Business” shall mean the business of TOO and its Subsidiaries, (which shall include, for certainty, the services provided to the TOO Entities by the TKC Entities as of the Closing Date as well as any services provided by any TKC Entity or TKC Employee on behalf of TOO), including the Offshore Restricted Business (as defined in the Amended and Restated Omnibus Agreement among, inter alia, Teekay Shipping Corporation, Teekay LNG Partners L.P., TOO and TOO GP).
“TOO Entities” shall mean, collectively, TOO and its Subsidiaries. For the avoidance of doubt, each Schedule 2 Entity shall be a TOO Entity from and after the Transfer Date.
“TOO GP” shall have the meaning ascribed to such term in the Preamble.
“TOO Indemnitees” shall have the meaning ascribed to such term in Section 9.1.
“Transfer Date” shall have the meaning ascribed to such term in Section 2.2.
“Transition Manager” shall have the meaning ascribed to such term in Section 6.1.
ARTICLE 2.
REORGANIZATION

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Section 2.1    Document of Compliance. TKC and TOO shall use their respective commercially reasonable efforts to cause a DOC to be issued (the time such DOC is issued, the “DOC Issuance”) to either (as directed in writing to TKC by TOO) Teekay Shipping Norway AS as soon as practicable following the Closing, and TKC shall keep TOO informed of the progress of such issuance at all times. Until the DOC Issuance has occurred, TKC shall, and shall cause its Affiliates to, use its commercially reasonable efforts to do all things and take all actions necessary to maintain any current DOC and safety case reasonably necessary for the TOO Business in full force and effect. TOO shall bear all reasonable, duly-documented out-of-pocket costs and expenses incurred by the TKC Entities and the TOO Entities in obtaining such DOC. Transfer of Certain Entities. On January 1, 2018, TKC shall cause each Schedule 2 Entity to be transferred to a TOO Entity (including, for certainty, any new entity formed by TOO for such purpose, as directed in writing to TKC by TOO) by transferring all equity or other ownership interest issued by such Schedule 2 Entity to the designated TOO Entity (the “Entity Transfer”). The agreements and documents executed, delivered or filed in connection with each Entity Transfer shall be in a form and substance reasonably acceptable to TKC, TOO and Investor to reflect a valid transfer and shall include the form of purchase agreement (each, a “Purchase Agreement”) substantially in the form attached hereto as Exhibit B. In connection with an Entity Transfer, TOO shall pay to the relevant seller entity an amount in cash, or if the calculated value is negative, TKC shall pay, or cause to be paid, and TOO shall be entitled to receive, an amount in cash from the applicable seller entity, equal to such Schedule 2 Entity’s stockholder’s equity as of the Transfer Date, determined in accordance with GAAP on a basis consistent with past practice (the “Initial Schedule 2 Entity Consideration Value”), in each case, as of the time of the Entity Transfer, as estimated by TOO, taking into consideration any other reasonable adjustments as the Parties and Investor may agree based on commercial principles. Illustrative examples of the calculation of the consideration to be paid in connection with the Entity Transfers are set forth in Exhibit A hereto. To the extent that TKC and TOO reasonably agree that (A) any Entity Transfer is not commercially reasonable due to material adverse tax consequences or other material adverse commercial impacts, or (B) it may otherwise be materially beneficial to either party (and not materially detrimental to the other party) to effect an Alternative Transfer (as defined below), TKC shall take all steps reasonably necessary to transfer to TOO or a Subsidiary of TOO (as directed in writing to TKC by TOO and Investor) all employees, assets and liabilities related to the TOO Business (to the extent reflected on the balance sheet/financial statements of such Schedule 2 Entity as of the date of such transfer of the applicable Transferred Entity) for substantially similar consideration (the “Alternative Transfer”). All Entity Transfers and, to the extent there are any, Alternative Transfers shall be completed on January 1, 2018 (the “Transfer Date”).
Section 2.2    TK Event of Default. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a TK Event of Default (as defined in the Amended and Restated GP LLC Agreement), TKC shall use commercially reasonable efforts to immediately cause an Entity Transfer or Alternative Transfer with respect any or all of the Schedule 2 Entities (as directed in writing by TOO).Settlement of Intercompany Balances. At the Transfer Date, there shall be no intercompany balances (other than trade receivables and payables arising in the ordinary course of business) between any TKC Entity, on the one hand, and any Schedule 2 Entity, on the other hand.

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ARTICLE 3.
EMPLOYEES
Section 3.1    Transition of Schedule 3 Dedicated Employees. At any time during the Evaluation Period, TOO may request that TKC permit and use commercially reasonable efforts to facilitate the transfer the employment or other engagement of any Person who is a Schedule 3 Dedicated Employee to a TOO Entity (as directed in writing by TOO) as soon as reasonably practicable following such request on substantially similar terms (each such person, a “Schedule 3 Transferred Employee”). All such requests and transfers of employment shall be made in accordance with applicable Law. TKC shall, and shall cause the other TKC Entities to, make all Schedule 3 Transferred Employees freely available for employment or other engagement by the TOO Entities. Except as set forth in this Article 3, TOO shall be responsible for the pro rata portion (based on the percentage of professional time such Schedule 3 Dedicated Employee devoted to the TOO Business in the one year period prior to the date hereof) of any and all Losses incurred by TKC or any of its Subsidiaries (other than TOO GP and its Subsidiaries) in connection with the termination of such Schedule 3 Transferred Employee and/or the process of offering such Schedule 3 Transferred Employee employment with TOO and the implementation of such offer.
(a)    TKC shall use, and shall cause its Subsidiaries (including, for certainty, any applicable Schedule 2 Entity) to use, their respective commercially reasonable efforts to cause the transfer of David Wong’s employment to a Schedule 2 Entity prior to the applicable Transfer Date.
Section 3.2    Continuation of Employment; Certain Benefits. TKC shall not, and shall cause the other TKC Entities not to, transfer any Schedule 2 Employee (prior to the Transfer Date) or Schedule 3 Dedicated Employee (in the case of any Schedule 3 Transferred Employee who has accepted an offer from a TOO Entity, prior to the date on which such person’s employment is transferred to a TOO Entity) to a Person not listed on the applicable schedule.
(a)    With respect to each Schedule 2 Employee, until the Transfer Date, TKC shall, and shall cause the other TKC Entities to, use their respective commercially reasonable efforts to cause such Schedule 2 Employees to continue to be dedicated to, and provide services to, the TOO Business consistent with past practice.
(b)    With respect to each Schedule 3 Dedicated Employee (in the case of any Schedule 3 Transferred Employee who has accepted an offer from a TOO Entity, prior to the date on which such person’s employment is transferred to a TOO Entity), TKC shall, and shall cause the other TKC Entities to, use their respective commercially reasonable efforts to cause such Schedule 3 Dedicated Employee to continue to be dedicated to, and provide services to, the TOO Business consistent with past practice.
(c)    TOO and TKC hereby agree (i) that each of them will cooperate and use commercially reasonable efforts to ensure (x) that the transfer of the Schedule 3 Transferred Employees shall not constitute or give rise to a severance of employment of any Schedule 3 Transferred Employee prior to or upon such consummation of such transfers and (y) that the Schedule 3 Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the date of their transfer and (ii) to comply, in all material respects, with the

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requirements under applicable Laws in respect of such transfers. TOO shall assume or retain all Losses in respect of claims made by any Schedule 3 Dedicated Employees for statutory, contractual or common law severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) (“Severance Compensation”) arising out of, relating to or in respect of such Schedule 3 Dedicated Employee’s refusal to accept a transfer of employment to a TOO Entity or a Schedule 2 Entity in connection herewith.
(d)    From and after the applicable transfer time, TOO shall, and TOO shall cause the TOO Entities (including any Schedule 2 Entity after the Transfer Date) to, give each Transferred Schedule 3 Employee full credit for such Transferred Schedule 3 Employee’s service with the TKC Entities (and with any predecessor employer) (such service, “Pre-Closing Service”) for purposes of eligibility to participate, vesting (other than with respect to any equity based compensation plan) and determining level of benefits (in the case of paid time off, vacation and severance only) under any Company Plan and employment-related entitlements provided, sponsored, maintained or contributed to by any TOO Entity or any Schedule 2 Entity in which such Transferred Schedule 3 Employee is eligible to participate after the Closing Date, in each case, to the same extent such Pre-Closing Service was recognized by the TKC Entities immediately prior to the time such Person’s employment was transferred under a similar benefit plan, except to the extent such credit would result in duplication of benefits for the same period of service or with respect to benefit accruals under any defined benefit pension plan.
(e)    For purposes of determining the number of vacation days to which each Schedule 3 Transferred Employee shall be entitled during the calendar year in which the applicable transfer occurs, TOO shall, and shall cause the TOO Entities to, and TKC shall cause the Schedule 2 Entities to, honor all vacation days earned but not yet taken by such Schedule 3 Transferred Employee as of the applicable time their employment is transferred (as reasonably determined by TOO in good faith).
(f)    The TOO Entities shall assume or retain the pro rata portion (based on the percentage of professional time such Schedule 3 Transferred Employee devoted to the TOO Business in the one year period prior to the date hereof) of all Losses incurred by TKC or any of its Subsidiaries (other than TOO GP and its Subsidiaries) in respect of claims made by any Schedule 3 Transferred Employee for statutory, contractual or common law employment-related entitlements or other employment related claims arising out of, relating to or in respect of any such Schedule 3 Transferred Employee’s transfer of employment to a TOO Entity in connection herewith.
Section 3.3    Talent Management. TKC and TOO agree that the parties will engage in good faith discussions at the Board level to review the talent within the TKC Entities and the TOO Entities with a goal of providing career development opportunities for key individuals within their respective organizations. Such opportunities could be by way of permanent transfer or temporary secondment or such other methodology as the parties consider appropriate in the circumstances. Provided, however, neither party shall hire or engage an employee from the other organization without the prior consent of the board of directors of the other party. This Section 3.3 shall cease to apply with respect to any Transferred Employee one year after such Transferred Employee ceases to be employed by any TKC Entity for any reason.TNOL Employees. TKC shall

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have the right to offer employment with TKC or one of its Subsidiaries to any employee of TNOL who the parties reasonably determine spends substantially all of his or her time providing services to Teekay Tankers Ltd. or one of its Subsidiaries (collectively, “TNK”) (such employee, a “Dedicated TNK Employee”). TKC shall bear all costs associated with the transfer of the employment of such Persons who accept employment with TKC, as well as any severance or other costs incurred by the TOO Entities in connection with the transfer or termination of such employment. TKC shall be responsible for all Losses incurred by the TOO Entities in connection with the termination of any Dedicated TNK Employee who has accepted an offer for employment pursuant to Section 3.4 hereof or the process of offering such Dedicated TNK Employee employment with TNK and the implementation of such offer.
Section 3.4    Current Service Agreements. The TKC Entities, on the one hand, and the TOO Entities and the Schedule 2 Entities, on the other hand, are as of the date of this Agreement, and will be as of the Closing Date, parties to service Contracts (the “Current Service Agreements”) pursuant to which the TKC Entities (in such capacity, the “Service Provider”) provide the TOO Entities and the Schedule 2 Entities (in such capacity, the “Service Recipient”) services related to the conduct of their respective businesses (the “Current Services”). Unless otherwise agreed by TKC and TOO in accordance with the terms of this Agreement or otherwise in writing, from and after the date hereof, TKC shall, and shall cause the other TKC Entities to, (x) maintain the Current Service Agreements in full force and effect, and (y) ensure the continued provision of all Current Services by the Service Providers to the Service Recipients in accordance with the terms (including with respect to costs) of the Current Service Agreements and this Agreement subject to such changes resulting from compliance with the terms of this Agreement. Other Services. As of the Closing Date, certain entities set forth on Schedules 1 and 2 provide services to TKC related to the TKC Entities’ businesses under certain existing service agreements. In that regard, the Parties agree as follows:
(a)    Tanker Services. After the Closing, TNOL shall continue to provide commercial management services in accordance with the terms of the service agreements listed on Exhibit C (the “TNOL Service Agreements”), consistent with past practices.
Section 3.5    Amendments to Current Service Agreements. Effective as of the Closing Date, all Current Service Agreements shall hereby be amended, automatically and without further action by the Parties or their respective Subsidiaries, such that, notwithstanding anything to the contrary in the Current Services Agreements or this Agreement, the following provisions shall apply with respect to all Current Services and Current Service Agreements:Termination of Services. Service Providers may not terminate any Current Service Agreement, or any Current Service provided thereunder, for any reason during the 12 month period following Closing (the “Evaluation Period”) other than with respect to an event of default by the Service Recipients under the applicable agreement. At any time following the Closing, a Service Recipient may terminate any Current Service Agreement, or any Current Service provided thereunder, for any reason or for no reason, whether during the Evaluation Period or otherwise, at any time upon at least thirty (30) days (or such shorter period to which the applicable Service Provider agrees in writing) prior written notice to the Service Provider; provided, however, that prior to the Exercise Date (as defined in the Amended and Restated GP LLC Agreement), Investor’s consent shall be required prior to any such termination.

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In the event a Service Recipient elects to terminate any Current Services, TKC shall, or shall cause the applicable Service Provider to, provide reasonable assistance necessary to ensure a smooth transition prior to the termination of such Current Services. For clarity, any termination of any Current Service Agreement or any Current Service shall not affect TOO’s rights to transfer or hire any Schedule 3 Dedicated Employees under Article 3.
(a)    Cost of Termination. Any costs directly associated with the termination of any Current Services (including TOO’s pro rata share of any severance costs to be paid to any employee (based on the percentage of professional time such employee devoted to the TOO Business in the one (1) year period prior to the date hereof) who is made redundant, the costs of terminating software license seats or terminating leases for excess office space or sub-letting such space where software or space has been exclusively used in the TOO Business and costs associated with providing transition services to TOO, if any (collectively, “Termination Costs”), shall be borne by TOO. Notwithstanding the foregoing, if any such termination is due to the Service Provider’s material breach of the applicable Current Service Agreement, including the terms and conditions set forth in this Section 4.3, which breach is not cured within thirty (30) days of Service Recipient’s notice to the applicable Service Provider describing such breach, the TKC Entities shall bear all Termination Costs associated with such termination. For clarity, in no event shall TOO be responsible for any costs associated with the termination of any Current Services in respect of any resources (such as employees, office lease space or software license seats) to the extent such resources are allocated to, or otherwise required to be held by, any TKC Entity in the operation of the business of the TKC Entities.
(b)    Service Level. TKC shall, and shall cause each Service Provider to, provide the Current Services, including with respect to the levels of care, quality, diligence and frequency, consistent with the conduct of the TOO Business during the 12-month period prior to the date hereof (such standard, “Historic Practice”) and, in any event, with not less than a reasonable degree of care, quality and diligence. In addition, TKC shall, and shall cause each Service Provider to, (i) establish and enforce policies that require performance of the Current Services in accordance with applicable Laws (including, for certainty, all Sanctions Laws, Money Laundering Laws, and Anticorruption Laws), (ii) give the Current Services substantially the same priority as it accords its own operations in the ordinary course of business, consistent with Historic Practice, (iii) assign sufficient resources and qualified personnel (based on education, training, experience and skill) to perform the Current Services, consistent with Historic Practice, and (iv) promptly notify the applicable Service Recipient of any staffing or resource problems that could reasonably be expected to materially affect the provision of the Current Services; provided that any such staffing or resource problems shall not affect or otherwise modify the obligations of such Service Provider to provide the applicable Current Services.
(c)    Cooperation. TKC shall, and shall cause the TKC Entities, on the one hand, and TOO shall, and shall cause the TOO Entities, on the other hand, to use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Current Services.  Subject to the applicable Service Provider’s and Service Recipient’s information security, access, nondisclosure and confidentiality, and other reasonable policies and requirements, such cooperation will include exchanging information, providing necessary access to people, equipment and systems,

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cooperating with respect to obtaining and providing all consents, licenses, sublicenses, approvals, and/or rights reasonably necessary to permit the applicable Service Provider and Service Recipient to perform its obligations, and providing mutual assistance with respect to any actions necessary for the extension of Current Services.
(d)    Modified or Additional Services. In the event that, during the Evaluation Period, a Service Recipient identifies the need to modify a Current Service or add an additional service, TKC and TOO shall, and shall cause the TKC Entities and the TOO Entities, as applicable, to, promptly work together in good faith and use commercially reasonable efforts to modify such Current Service or add such additional service to the applicable Current Service Agreement, under which Service Provider shall provide (or arrange for the provision of) such modified or additional service (which shall be considered a Current Service) to Service Recipient.  The fees for such new or modified Current Service shall be determined on a “cost plus” basis in a manner consistent with the provision of other Current Services under the Current Services Agreements and the applicable OECD transfer pricing guidelines, and unless otherwise agreed by the Parties, such modified Current Service or additional service shall be provided consistent with the terms and conditions set forth in this Section 4.3.
(e)    Performance by Affiliates and Subcontractors. A Service Provider may use one or more of its Affiliates or third party subcontractors to perform all or any portion of Service Provider’s duties under any Current Service Agreement, provided that (i) such Service Provider shall use the same degree of care in selecting any such third party service providers as it would if such third party service providers were being retained to provide similar services to such Service Provider (and in no event lower than a reasonable degree of care), (ii) such Service Provider remains primarily responsible for the performance of such Affiliates and subcontractors as if it was performed by such Service Provider, including such Affiliates’ and subcontractors’ acts and omissions, and (iii) the applicable Service Recipient’s payment or reimbursement obligations are not changed by such use.
(f)    Records; Audits.  Each Service Provider shall maintain all books, records, receipts, invoices, reports, and other documents and information relating to the Current Services in accordance with its standard accounting practices and procedures.  Each Service Provider shall make such books, records, receipts, invoices and other documents and information reasonably available, on reasonable prior written notice and during ordinary business hours, to the applicable Service Recipient and its auditors during the term of the applicable Current Service Agreements and for one (1) year afterwards for purposes of confirming such Service Provider’s compliance with the terms of the applicable Current Service Agreements.  Each Service Provider will cooperate with the applicable Service Recipient and its auditors, as reasonably requested by such Service Recipient, in connection with any audit.
(g)    Dispute Resolution. Any disputes with respect to any Current Service or Current Service Agreement shall be resolved in accordance with the dispute resolution process in Article 6 hereof.
(h)    Compliance with Laws. In providing the Current Services, each Service Provider shall hold and maintain all Permits and insurance policies, and shall not (i) take any action

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(or make any omission) that violates, conflicts with, results in a breach of or constitutes a default under, its certificate of organization or other charter instrument or by-laws, (ii) take any action (or make any omission) that results in the suspension, termination, cancellation, non-renewal or adverse modification of any Permit or insurance policies or (iii) violate, in any material respect, any Law applicable to such Service Provider or Service Recipient (including, for certainty, all Sanctions Laws, Money Laundering Laws, and Anticorruption Laws).
(i)    GP Interest Option. For the avoidance of doubt, the exercise by Brookfield TK TOGP L.P. of its option to purchase 2% of the limited liability company interests in TOO GP shall not violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a violation or default) under any of the terms, conditions or provisions of any Current Service Agreement or accelerate any obligations or rights under or give a right of termination of (whether or not with notice, lapse of time or both) any such Current Service Agreement.
The Parties acknowledge and agree that the foregoing amendments have been approved by the board of directors of each of TKC, TOO GP, the Conflicts Committee of TOO, Investor and the other parties to this Section 4.3.
Section 3.6    Further Amendments. The Parties agree to review the terms of the Current Services Agreements during the Evaluation Period and to negotiate in good faith any amendments to the Current Services Agreements that the Parties reasonably believe are required to reflect an arm’s length relationship between the Service Provider and the Service Recipient. The Parties acknowledge and agree that such amendments may include additions of, or changes to, provisions concerning payment terms, dispute resolution procedures, representations and warranties, indemnities, limitations of liability or termination rights, and any provisions added or changed by way of such amendment shall be consistent with such terms as would be reasonably expected to be included in an agreement governing the provision of similar services between arm’s length parties. The Parties acknowledge and agree that any material amendments to the Current Services Agreements contemplated by this Section 4.4 shall be subject to approval by the board of directors of each of TKC, TOO GP, the Conflicts Committee of TOO, and, prior to the Exercise Date, Investor, each such approval not to be unreasonably withheld, conditioned or delayed.Order of Precedence. In the event of any conflict between the terms of this Agreement and the Current Services Agreements, the terms of this Agreement shall prevail.
Section 3.7    Shared Service Evaluation; Further Transition. During the Evaluation Period, TOO shall evaluate, and TKC shall provide reasonable assistance to TOO in so evaluating, whether any of the Schedule 3 Entities should continue to provide Current Services (the “Schedule 3 Services”) to the TOO Entities and the Schedule 2 Entities, and, if so, on what terms and conditions, including with respect to duration (such actions, the “Shared Service Evaluation”). Based on the Shared Service Evaluation, the applicable TOO Entity and/or Schedule 2 Entity may elect any of the following (collectively, the “Further Transition”), whether during the Evaluation Period or otherwise: (i) termination of any Schedule 3 Services (or any portion thereof), (ii) continuation of any Schedule 3 Services under the applicable Current Service Agreement, or (iii) entry into one or more new service agreements with respect to any Schedule 3 Services or any other

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service reasonably required to conduct the TOO Business with the applicable TKC Entity (which may be in the form of an amendment to a Current Service Agreement) (each, a “New Service Agreement”). TKC and TOO shall cause the TKC Entities and the TOO Entities to use commercially reasonable efforts to complete the Shared Service Evaluation and enter into the applicable New Service Agreements or effect such other Further Transition within the Evaluation Period. In the event the applicable TOO Entity and/or Schedule 2 Entity elects to enter into one or more New Service Agreements, TKC and TOO shall cause the applicable TKC Entity and TOO Entity to negotiate in good faith the terms and conditions (including with respect to price and duration) under which any such Schedule 3 Services or other services will be provided on a going forward basis in accordance with this Article 5. The Parties acknowledge and agree that any material amendments to the Current Services Agreements shall be subject to approval by the board of directors of each of TKC, TOO GP, the Conflicts Committee of TOO, and, prior to the Exercise Date, Investor, each such approval not to be unreasonably withheld, conditioned or delayed. Termination. In the event the applicable TOO Entity elects to terminate any Schedule 3 Services, TKC shall cause the applicable TKC Entity to provide reasonable assistance necessary to ensure a smooth transition prior to the termination of such Schedule 3 Services. Any costs associated with the termination of any Schedule 3 Services shall be allocated between the TKC Entities and the TOO Entities in accordance with Section 4.3(b). For clarity, any termination of Schedule 3 Services shall not affect TOO’s rights to transfer or hire any Schedule 3 Dedicated Employees under Article 3.
Section 3.8    Transition Managers; Principal Representatives. TKC and TOO shall each appoint one individual (the “Transition Manager”) (i) to have primary responsibility and oversight for the Shared Service Evaluation and to facilitate the Further Transition, and (ii) to be TKC’s or TOO’s primary point of contact for matters relating to the Current Service Agreements and this Agreement (including with respect to the Shared Service Evaluation, the Further Transition, and amendments to be made pursuant to Section 4.4). The initial Transition Managers will be Brock Wlad (for TKC) and David Wong (for TOO). Further, TKC and TOO shall each appoint one principal representative (the “Principal Representative”) to have overall responsibility for the management and administration of his or her Party’s activities with respect to the Shared Service Evaluation and overall rights and obligations with respect to the agreements or other transactions contemplated by the Current Service Agreements and this Agreement (including with respect to the Shared Service Evaluation, the Further Transition, and amendments to be made pursuant to Section 4.4). The initial Principal Representative will be Arthur Bensler (for TKC) and Ingvild Saether (for TOO). Each of TKC and TOO may appoint a new Transition Manager or Principal Representative by providing the other Party with prior written notice thereof; provided, that prior to the Exercise Date, any new Transition Manager or Principal Representative appointed by TOO shall require the prior written approval of Investor. Resolution by Transition Managers. To the extent that the applicable TKC Entity and TOO Entity do not agree on any terms or conditions for a New Service Agreement or how to effect a proposed Further Transition, or otherwise have any disputes under the Current Service Agreements or this Agreement (including with respect to the Shared Service Evaluation, the Further Transition), such dispute (a “Dispute”) will be initially referred to the Transition Managers by either Party (in such role, the “Complaining Party”) by delivering written notice (a “Dispute Notice”) to the Transition Manager of the other Party (the “Responding Party”) setting forth in reasonably sufficient detail the position of the Complaining Party with respect to the Dispute, including the factual basis of such position.  Within fifteen (15) days after delivery of the Dispute

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Notice, TKC or TOO, as applicable, will cause the Responding Party to submit to the Transition Manager of the Complaining Party a written response (the “Response”) setting forth in reasonably sufficient detail the Responding Party’s position concerning the Dispute. Within five (5) days after delivery of such a Response, the Transition Managers shall meet and confer at a mutually acceptable time, and thereafter as often as they deem reasonably necessary, in an effort to resolve the Dispute through good faith negotiation.  Such meetings may be by telephone or other means acceptable to each of the Transition Managers.  The Parties shall, and shall cause their respective Subsidiaries to, cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto for the purpose of engaging in such dispute resolution negotiations.
Section 3.9    Timing; Delays; Adjustment of fees. In the event that any of the actions contemplated by this Agreement are frustrated or unduly delayed by TKC, all fees payable to TKC under any Current Service Agreement or New Service Agreement from and after such time and other fees related to employee or entity transfers shall be reduced by an amount to be agreed between the parties, acting reasonably. In the event that TKC incurs additional reasonable, duly-documented out-of-pocket costs in connection with the provision of services under any Current Services Agreement due to the requirements of this Agreement, the fees payable to TKC under such agreement will be adjusted by an amount agreed between the parties, acting reasonably, to take into consideration such additional reasonable, duly-documented out-of-pocket costs. Confidentiality.
(a)    Exclusions. Specifically excluded from the foregoing obligations is any and all information that the Receiving Party can show (i) is already known to the Receiving Party at the time of disclosure and is not known by the Receiving Party to be subject to a confidentiality obligation (other than any information that is transferred to Service Recipient under the Purchase Agreement) or thereafter is independently developed by the Receiving Party without breach of this Agreement; (i) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this Agreement; (i) is lawfully disclosed to the Receiving Party without breach of this Agreement; or (i) is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information.
(b)    Required Disclosures. If, upon advice of counsel, any of Disclosing Party’s Confidential Information must be produced by the Receiving Party pursuant to applicable Law, then the Receiving Party shall promptly, if permissible, notify the Disclosing Party and, insofar as is permissible and reasonably practicable without placing the Receiving Party under penalty of applicable Law, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information.
(c)    Return of Confidential Information. Upon the termination or expiration of this Agreement, each Party, as a Receiving Party, shall, at the option of the other Party, as a Disclosing Party, return to such Disclosing Party all Confidential Information of such Disclosing Party or destroy such Confidential Information and provide a written certification of destruction with respect thereto to such Disclosing Party. In no event shall a Receiving Party be required to return or destroy any Confidential Information that is (i) required by applicable Law to be kept by the Receiving

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Party or (ii) retained in archival back-up tapes or similar storage media, which shall only be used by the Receiving Party for archival purposes.
Section 3.10    Compliance with Laws; Confidentiality and Data Protection. Each Party shall, and shall cause its Subsidiaries to, perform its obligations hereunder, under the Current Service Agreements and under the New Service Agreements in accordance with applicable Law. TKC shall cause the TKC Entities, on the one hand, and TOO shall cause the TOO Entities, on the other hand, to use good faith efforts to cooperate with each other to develop and put in place appropriate obligations with respect to confidentiality and data security in relation to the Current Service Agreements, including as is necessary or appropriate to comply with applicable Law.  Without limiting the foregoing, each of TKC and TOO hereby covenants that it will not, and will cause the TKC Entities and TOO Entities, as applicable, not to, violate Anticorruption Laws in connection with this Agreement. In the event TKC or TOO becomes aware of any such violation of this Section 7.3, it will promptly notify the other Parties of any violation. Records; Audits. Each of TKC and TOO shall maintain all books, records, receipts, invoices, reports, and other documents and information relating to this Agreement in accordance with its standard accounting practices and procedures.  Each of TKC and TOO shall make such books, records, receipts, invoices and other documents and information reasonably available, during ordinary business hours, to the other Party and its auditors during the term of this Agreement and for one (1) year afterwards for purposes of confirming such Party’s compliance with the terms of this Agreement.  Each Party will cooperate with the other Party and its auditors, as reasonably requested by such other Party, in connection with any audit.
Section 3.11    Representations and Acknowledgements by TKC. TKC hereby represents, warrants, acknowledges and confirms to TOO that:
(i)    TKC has full power and authority to execute, deliver and perform its obligations under this Agreement;
(ii)    this Agreement constitutes a valid and binding obligation of TKC, as applicable, enforceable against TKC, as applicable, in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies;
(iii)    there are no material liabilities of any Schedule 2 Entity required to be disclosed pursuant to GAAP (including for certainty any unfunded liabilities under any defined benefits plan) other than those liabilities set forth on the face of TKC’s consolidated financial statements;
(iv)    Exhibit D contains a true and complete list of all Current Service Agreements;
(v)    the provision of Current Services to any Service Recipient by any Service Provider in accordance with any Current Service Agreement will not (i) violate, conflict with, result in a breach of or constitute a default under, its certificate of organization or other charter instrument, by-laws, or any Contract to which such Service Provider or Service Recipient is a party

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or by which such Service Provider or Service Recipient is otherwise bound, (ii) cause the suspension, termiantion, cancellation, non-renewal or adverse modification of any Permit or material insurance policies or (iii) violate, in any material respect, any Law applicable to such Service Provider or Service Recipient;
(vi)    the conduct of the TOO Business by the TOO Entities does not require any assets or services from the TKC Entities except for the Current Services provided pursuant to the Current Service Agreements;
(vii)    (A) Exhibit C contains a true and complete list of all TNOL Service Agreements, (B) Exhibit D contains a true and complete list of all service agreements pursuant to which any TKC Entity provides services to any TOO Entity or any Schedule 2 Entity,
(viii)    other than (A) pursuant to the TNOL Service Agreements set forth on Exhibit C and (B) from and after the Transfer Date, the TKC FPSO Service Agreements, no TOO Entity or Schedule 2 Entity provides services to any TKC Entity and
(ix)    As of the date hereof, no TKC Entity provides services to any TOO Entity or any Schedule 2 Entity other than pursuant to a service agreement set forth on Exhibit D;
(x)    the Schedule 2 Entity Financial Statements and the financial statements delivered pursuant to Section 2.3 hereof (A) have been or will be, as applicable, prepared in good faith based on assumptions believed by TKC to be reasonable as of the dates thereof and present fairly, in all material respects, the financial condition of each of the Schedule 2 Entities, in each case as of the respective dates thereof and their results of operations for the respective periods covered thereby, (B) are based or will be based, as applicable, on the historical accounting practices and policies of TKC and the Schedule 2 Entities and derived from the historical consolidated financial statements of TKC and its Subsidiaries, which are prepared in accordance with GAAP and (C) have been or will be, as applicable, prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements subject to normal year-end adjustments) applied on a consistent basis during the periods covered thereby;
(xi)    Schedules 2 and 3 collectively contain a true and complete list of all of TKC’s Affiliates (other than TOO GP, TOO and their respective Subsidiaries) that, as of the Closing Date, provide services, directly or indirectly (including, for clarity, by employing or otherwise engaging Persons that provide services to TOO and its Subsidiaries) to TOO and its Subsidiaries; and
(xii)    the lists of Schedule 2 Employees and Schedule 3 Employees contain all information regarding such person’s employment as is required by the Term Sheet and are, as of the date hereof, true, complete and correct in all respects;
(xiii)    subject to the DOC Issuance and receipt of similar approvals, neither the execution and delivery of this Agreement by TKC, nor the consummation by TKC of the transactions contemplated hereby, nor performance or compliance by TKC with any of the terms or provisions hereof or thereof, will (A) conflict with or violate any provision of (1) TKC’s

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organizational documents or (2) any similar organizational documents of any of the TKC Entities or (B) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a violation or default) under any of the terms, conditions or provisions of any Contract to which any TKC Entity is a party or accelerate any obligations or rights under or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (C) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to any TKC Entity or (D) result in the creation of any Lien on any properties or assets of any TKC Entity, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TOO; and
(xiv)    subject to the DOC Issuance and receipt of similar approvals, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement by TKC, the performance by TKC of its obligations hereunder and thereunder and the consummation by the TKC Entities of the transactions contemplated hereby, except in those cases as individually or in the aggregate would not reasonably be expected to have a material adverse effect on TOO.
Section 3.12    Representations and Acknowledgements by TOO and Investor. Each of TOO and Investor hereby severally represents, warrants, acknowledges and confirms to TKC that (a) such Person has full power and authority to execute, deliver and perform its obligations under this Agreement and (b) this Agreement constitutes a valid and binding obligation of such Person, enforceable against such Person, in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

INDEMNIFICATION
Section 3.13    TKC Indemnity. TKC shall indemnify, defend and hold harmless, and hereby releases, TOO GP, TOO, each Subsidiary of TOO, Investor and each of their respective officers, directors, affiliates, employees, stockholders (other than any TKC Entities), consultants, contractors, agents, and other representatives, and each of the successors and assigns of any of the foregoing (collectively, the “TOO Indemnitees”), from and against: any and all Losses arising from or relating to third party claims arising from or relating any breach of this Agreement or failure to provide the services contemplated hereby, in each case, by any TKC Entity (except solely if, and only to the extent due to a breach of this Agreement by the TOO Entities or that is due to the gross negligence or willful misconduct on the part of the TOO Entities); and
(a)    No remedy shall be available hereunder to the extent it is duplicative of a remedy actually received pursuant to a Purchase Agreement.Indemnification Procedures. In order to receive the benefits of the indemnity under this Article 9, a Person seeking indemnification (each, an “Indemnitee”) must:
(b)    allow the Indemnitor to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim; provided that: (A) the Indemnitor has confirmed its indemnification obligation with respect to such claim to the

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Indemnitee under this Article 9, (B) no such settlement may adversely affect the rights or obligations of such Indemnitee under this Agreement without the Indemnitee’s prior written consent; and (C) any settlement reached without the prior written consent of such Indemnitee shall be for monetary damages only (which amount shall be fully indemnified hereunder by the Indemnitor) and not for any equitable relief and shall not include any admission or ongoing obligation or restriction on the part of such Indemnitee; and
(c)    reasonably cooperate with the Indemnitor, at the Indemnitor’s request and expense, in its defense of the claim (including making documents and records available for review and copying and making Persons within such Indemnitee’s control available for pertinent interview and testimony), including by negotiating appropriate joint defense agreements and similar arrangements to, as fully as possible, provide such cooperation without vitiating any legal privilege to which such Indemnitee is entitled.
(d)    If the Indemnitor defends the claim, the Indemnitee may at its sole expense and using attorneys of its choice, participate in, but shall not have any control of, the defense of such claim. The Indemnitor shall have no liability under, as applicable, Section 9.1 or Section 9.2 as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor.
(e)    All reasonable, duly-documented, out-of-pocket costs and expenses incurred by an Indemnitee in connection with enforcement of this Article 9 shall also be reimbursed by the Indemnitor (net of reasonable costs and expenses of recovery).
(f)    For the purposes of the indemnification provisions set forth in this Article 9, any amounts payable hereunder or thereunder shall be determined on the basis of the net effect after giving effect to any actual cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by the indemnified Party (including any amounts recovered by the indemnified Party under insurance policies, but excluding self-insurance arrangements) as a result of any event giving rise to a claim for such indemnification. If the amount for which an indemnifying Party is obligated to provide indemnity hereunder is reduced due to recoveries by the applicable indemnified Parties under one or more insurance policies, then to the extent required by the terms of such policies, the applicable insurance indemnitors shall be subrogated to the rights of the indemnified Parties hereunder with respect to the claims giving rise to such amount payable under this Article 9; provided that in no event shall such insurance indemnitors be entitled to seek a recovery from the indemnifying Party in excess of the amount by which such amount payable under this Article 9 had been reduced.
Section 3.14    Limitations of Liability. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL ANY PARTY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS AND REPRESENTATIVES, OR ANY OF THE SUCCESSORS OR ASSIGNS OF ANY OF THE FOREGOING PERSONS, BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE

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DAMAGES OR ANY LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES HEREBY WAIVES ON BEHALF OF ITSELF AND ITS AFFILIATES ANY AND ALL CLAIMS FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. NOTHING CONTAINED HEREIN SHALL LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN THIS SECTION 9.5 WITH RESPECT TO ANY LOSSES PAYABLE TO ANY THIRD PARTY IN CONNECTION WITH ANY THIRD PARTY CLAIMS. The Parties intend that no double remedies or recoveries are intended or permitted under this Agreement and that claims asserted under one Section or subsection of this Agreement may not also be asserted under another such subsection of this Agreement or under the Investment Agreement or the Related Agreements if such assertion would result in double recovery.

MISCELLANEOUS
Section 3.15    Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed), by email (which is confirmed) or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the Parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a Party as shall be specified by like notice):(a)    If to TKC:
Teekay Corporation
c/o Teekay Shipping (Canada) Ltd. Suite 2000, 550 Burrard Street
Vancouver, BC, V6C 2K2
Attention:    Arthur Bensler
Facsimile:    (604) 609-6447
Email:        art.bensler@teekay.com
with a copy to (which copy alone shall not constitute notice):
Teekay Corporation
c/o Teekay Shipping (Canada) Ltd. Suite 2000, 550 Burrard Street
Vancouver, BC, V6C 2K2
Attention:    Brock Wlad
Facsimile:    (604) 609-6447
Email:        Brock.Wlad@teekay.com

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(b)    If to the Investor:
Brookfield TK TOLP L.P.
c/o Brookfield Capital Partners (Bermuda) Ltd.
73 Front Street, 5th Floor
Hamilton HM 12, Bermuda
Attention: Manager - Corporate Services
Facsimile:     (441) 296-4475
Email:         Jane.Sheere@brookfield.com
with a copy to (which copy alone shall not constitute notice):
Brookfield TK TOLP L.P.
c/o Brookfield Business Partners L.P.
181 Bay Street PO Box 762
Toronto, Ontario, M5J 2T3
Attention:     Ryan Szainwald
        Lyndsay Hatlelid
Facsimile:    (416) 369-2301
Email:        Ryan.Szainwald@brookfield.com
        Lyndsay.Hatlelid@brookfield.com
and a copy to (which copy alone shall not constitute notice):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Elazar Guttman, Esq.
        Ross M. Leff, Esq.
Facsimile:    (212) 446-4900
Email:        Elazar.Guttman@kirkland.com
        Ross.Leff@kirkland.com
(c)    If to TOO:
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton HM 08, Bermuda
Attention:     Corporate Secretary
Facsimile:     (441) 292-3931
Email:        Edie.Robinson@teekay.com

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with copies (which copies alone shall not constitute notice) to (i) Investor and (ii):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Elazar Guttman, Esq.
        Ross M. Leff, Esq.
Facsimile:    (212) 446-4900
Email:        Elazar.Guttman@kirkland.com
        Ross.Leff@kirkland.com
Section 3.16    Amendments, Waivers, Etc. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Party against whom such amendment or waiver shall be enforced. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such Party of its right to exercise any such other right, power or remedy or to demand such compliance.Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.
(a)    Without prejudice to any other rights or remedies the Parties may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement. Accordingly the Parties acknowledge that each Party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of the Agreement.
(b)    Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of England and Wales, for the purposes of any Action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 10.1 shall be effective service of process for any such Action or proceeding.
Section 3.17    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this

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Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be effectuated as originally contemplated to the greatest extent possible.
Section 3.18    No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party or authorize any Party to make or enter into any commitments for or on behalf of any other party.
[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Master Services Agreement as of the date first above written.
TKC:
TEEKAY CORPORATION

By: /s/ Edith Robinson
Name: Edith Robinson
Title: Assistant Corporate Secretary
TOO:
TEEKAY OFFSHORE PARTNERS, L.P., BY ITS GENERAL PARTNER, TEEKAY OFFSHORE GP, L.L.C.

By: /s/ Edith Robinson
Name: Edith Robinson
Title: Secretary

[Signature Page to Master Services Agreement]

TEEKAY BUSINESS PROCESS SERVICES INC.

By: /s/ Alex Verchez
Name: Alex Verchez
Title: President

[Signature Page to Master Services Agreement]

TEEKAY SHIPPING (AUSTRALIA) PTY LTD.

By: /s/     Yesheng Xia
Name: Yesheng Xia
Title: Secretary

[Signature Page to Master Services Agreement]

TEEKAY SHIPPING (CANADA) LTD.

By: /s/ Arthur Bensler
Name: Arthur Bensler
Title: President

[Signature Page to Master Services Agreement]

TEEKAY SHIPPING (GLASGOW) LTD.

By: /s/ Arthur Bensler
Name: Arthur Bensler
Title: Director

[Signature Page to Master Services Agreement]

TEEKAY SHIPPING LIMITED

By: /s/ Edith Robinson
Name: Edith Robinson
Title: President & Secretary

[Signature Page to Master Services Agreement]

TEEKAY SHIPPING (UK) LTD.

By: /s/ Anne Liversedge
Name: Anne Liversedge
Title: Director

[Signature Page to Master Services Agreement]

TEEKAY SHIPPING PHILIPPINES, INC.

By: /s/ John Adams
Name: John Adams
Title: Director

[Signature Page to Master Services Agreement]

TEEKAY SHIPPING (INDIA) PVT. LTD.

By: /s/ John Adams
Name: John Adams
Title: Director

[Signature Page to Master Services Agreement]

for purposes of Sections 2.2, 4.3, 6.1, 8.2, 9.1 and Article 10:
INVESTOR:

BROOKFIELD TK TOLP L.P., BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By: /s/ Gregory E. A. Morrison
Name: Gregory E. A. Morrison
Title: Director

[Signature Page to Master Services Agreement]

Schedule 1
Teekay (Atlantic) Management ULC
Teekay Petrojarl Producao Petrolifera do Brasil Ltda.
Teekay Piranema Servicios de Petroleo Ltda.
OOG-TKP Producao de Petroleo Ltda.
OOGTK Libra Producao de Petroleo Ltda.
ALP Maritime Services B.V.
Teekay Petrojarl I Servicios de Petroleo Ltda.
Teekay Navion Offshore Loading Pte. Ltd.

Schedule 2
Transferred Entities
Teekay Shipping Norway AS
Teekay Petrojarl Production AS
Teekay Petrojarl UK Limited
Teekay do Brasil Servicios Maritimos Ltda.
Teekay Offshore Crewing AS
Teekay Norway (Marine HR) AS
Teekay Petrojarl Offshore Crew AS

Schedule 3

Schedule 3 Entity	Description of Schedule 3 Services Provided
Teekay Shipping (Canada) Ltd.
Strategic services; procurement services; sales & purchase services, newbuildings and projects; market and industry research services; public company accounting & reporting, forecasting, accounting research services; legal services; taxation services, finance, treasury, debt & capital market services; investor relations services; long-term strategic planning & analysis services; global on-shore & offshore application support, network maintenance & support, cyber security, helpdesk & training services; internal audit, compliance and risk management services; HR services, global training services, equity compensation administration, corporate communication services; office & facilities management; insurance and claims services

Teekay Shipping Philippines Inc.	Marine HR and global seafarer training services
Teekay Business Process Services Inc.
Procurement services; HSEQ services; document management services; CAD services; shuttle simulator services; AP/AR transaction processing and back-office accounting services; global on-shore & offshore application support, network maintenance and support, cyber security, helpdesk & training services; HR services; office & facilities management services

Teekay Shipping (Australia) Pty. Ltd.	FSO operational services; FSO business development services
Teekay Corporation	Legal services
Teekay Shipping (Glasgow) Ltd.
Procurement services; marine HR services; technical management services; global on-shore & offshore application support, network maintenance & support, cyber security, helpdesk & training services; internal audit, risk management & compliance services

Teekay Shipping (UK) Ltd.	Technical management services, legal services.
Teekay Shipping (India) Pvt. Ltd.	HSEQ services
Teekay Shipping Limited	Construction supervision services

Exhibit A

Illustrative calculations of Entity Transfer consideration

Exhibit B

Form of Transfer Agreement

Exhibit C

TKC Service Agreements relating to TNOL

Exhibit D

Service Agreements relating to provision of services to TOO